PSB BANCGROUP, INC. AND SUBSIDIARY
                               Lake City, Florida


                    Audited Consolidated Financial Statements
           At December 31, 2001 and 2000 and For the Years Then Ended


                  (Together with Independent Auditors' Report)

                          Independent Auditors' Report



Board of Directors
PSB BancGroup, Inc.
Lake City, Florida:

     We have audited the accompanying consolidated balance sheets of PSB BancGroup, Inc. and Subsidiary (the "Company") at December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.





HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 28, 2002

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                                               At December 31,
                                                                                               ---------------
                                                                                          2001                 2000
                                                                                          ----                 ----
    Assets

Cash and due from banks                                                               $    637,587              599,621
Federal funds sold                                                                         273,000                    -
                                                                                           -------              -------

       Total cash and cash equivalents                                                     910,587              599,621

Securities available for sale                                                            7,232,327            3,896,400
Loans, net of allowance for loan losses of $230,106
    in 2001 and $139,224 in 2000                                                        18,924,380           11,153,659
Premises and equipment, net                                                              1,433,273            1,457,695
Foreclosed assets                                                                          231,203                    -
Accrued interest receivable                                                                158,721              149,257
Federal Home Loan Bank stock, at cost                                                       60,000               14,400
Deferred income taxes                                                                      488,829              387,808
Other assets                                                                                88,817               80,734
                                                                                            ------               ------

       Total assets                                                                   $ 29,528,137           17,739,574
                                                                                      ============           ==========

    Liabilities and Stockholders' Equity

Liabilities:
    Noninterest-bearing demand deposits                                                  2,336,826            1,211,172
    Savings, NOW and money-market deposits                                               4,570,909            2,953,923
    Time deposits                                                                       17,114,024            8,936,588
                                                                                        ----------            ---------


       Total deposits                                                                   24,021,759           13,101,683

    Advance from Federal Home Loan Bank                                                  1,200,000                    -
    Federal funds purchased                                                                      -              245,000
    Other liabilities                                                                      482,293              425,120
                                                                                           -------              -------

       Total liabilities                                                                25,704,052           13,771,803
                                                                                        ----------           ----------


Commitments and contingencies (Notes 8 and 9)

Stockholders' equity:
    Preferred stock, $.01 par value, 2,000,000 shares authorized,
       none issued or outstanding                                                                -                    -
    Common stock, $.01 par value; 8,000,000 shares authorized,
       517,884 and 515,784 shares issued and outstanding in
       2001 and 2000                                                                         5,179                5,158
    Additional paid-in capital                                                           4,618,277            4,599,398
    Accumulated deficit                                                                   (839,907)            (677,354)
    Accumulated other comprehensive income                                                  40,536               40,569
                                                                                            ------               ------


       Total stockholders' equity                                                        3,824,085            3,967,771
                                                                                         ---------            ---------

       Total liabilities and stockholders' equity                                     $ 29,528,137           17,739,574
                                                                                      ============           ==========


See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations

                                                                                            Year Ended December 31,
                                                                                          2001                  2000
                                                                                          ----                  ----
Interest income:
    Loans                                                                             $  1,284,522              716,246
    Securities                                                                             284,847              206,966
    Other interest-earning assets                                                           71,230               67,244
                                                                                            ------               ------


       Total interest income                                                             1,640,599              990,456
                                                                                         ---------              -------


Interest expense:
    Deposits                                                                               911,216              468,022
    Borrowings                                                                              12,160                2,507
                                                                                            ------                -----


       Total interest expense                                                              923,376              470,529
                                                                                           -------              -------


Net interest income                                                                        717,223              519,927

       Provision for loan losses                                                           160,793              100,818
                                                                                           -------              -------


Net interest income after provision for loan losses                                        556,430              419,109
                                                                                           -------              -------

Noninterest income:
    Service charges on deposit accounts                                                     84,878               36,737
    Other service charges and fees                                                          19,737               11,101
    Other                                                                                   60,421               27,402
                                                                                            ------               ------


       Total noninterest income                                                            165,036               75,240
                                                                                           -------               ------


Noninterest expenses:
    Salaries and employee benefits                                                         447,753              413,642
    Occupancy expense                                                                      151,983              154,624
    Professional fees                                                                       70,661               76,353
    Data processing                                                                        105,037               96,518
    Marketing and advertising                                                               45,939               31,636
    Telephone expense                                                                       10,838               10,020
    Printing and office supplies                                                            28,005               42,348
    Other                                                                                  124,803              111,318
                                                                                           -------              -------


       Total noninterest expenses                                                          985,019              936,459
                                                                                           -------              -------

       Loss before income tax benefit                                                     (263,553)            (442,110)

Income tax benefit                                                                        (101,000)            (169,000)
                                                                                          --------             --------

       Net loss                                                                       $   (162,553)            (273,110)
                                                                                      ============             ========

Loss per share, basic and diluted                                                     $       (.31)                (.53)
                                                                                      ============                 ====


Weighted-average number of shares outstanding, basic and diluted                           516,900              515,383
                                                                                           =======              =======

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity



                                                                                                     Accumulated
                                                                                                        Other
                                              Common Stock          Additional                         Compre-           Total
                                           -------------------       Paid-In        Accumulated        hensive       Stockholders'
                                           Shares       Amount       Capital          Deficit           Income           Equity
                                           ------       ------       -------          -------           ------           ------

Balance at December 31, 1999              514,478      $ 5,145      4,587,657        (404,244)         (11,288)        4,177,270
                                                                                                                       ---------

Comprehensive income (loss):

         Net loss                               -            -              -        (273,110)               -          (273,110)

         Net change in unrealized
             loss on securities
             available for sale, net
             of tax of $31,287                  -            -              -               -           51,857            51,857
                                                                                                                       ---------

Comprehensive income (loss)                                                                                             (221,253)
                                                                                                                       ---------

Proceeds from issuance of
         common stock, exercise
         of warrants                        1,306           13         11,741               -                -            11,754
                                            -----           --         ------              ---              ---           ------


Balance at December 31, 2000              515,784        5,158      4,599,398        (677,354)          40,569         3,967,771
                                                                                                                       ---------

Comprehensive income (loss):

         Net loss                               -            -              -        (162,553)               -          (162,553)

         Net change in unrealized
             gain on securities
             available for sale, net
             of tax of $21                      -            -              -               -              (33)              (33)
                                                                                                                       ---------

Comprehensive income (loss)                                                                                             (162,586)
                                                                                                                       ---------

Proceeds from issuance of
         common stock, exercise
         of warrants                        2,100           21         18,879               -                -            18,900
                                            -----           --         ------              ---              ---           ------


Balance at December 31, 2001              517,884      $ 5,179      4,618,277        (839,907)          40,536         3,824,085
                    === ====              =======      =======      =========        ========           ======         =========



See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                                          2001                 2000
                                                                                          ----                 ----
Cash flows from operating activities:
    Net loss                                                                          $   (162,553)            (273,110)
    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
         Depreciation                                                                       55,960               54,181
         Provision for loan losses                                                         160,793              100,818
         Deferred income tax benefit                                                      (101,000)            (169,000)
         Net amortization of loan fees, premiums and discounts                              (3,038)             (11,014)
         Increase in accrued interest receivable                                            (9,464)             (69,818)
         (Increase) decrease in other assets                                                (8,083)              42,256
         Increase in other liabilities                                                      57,173              366,558
                                                                                            ------              -------


                  Net cash (used in) provided by operating activities                      (10,212)              40,871
                                                                                           -------               ------


Cash flows from investing activities:
    Purchase of securities available for sale                                           (4,868,682)          (1,832,075)
    Proceeds from calls, maturities and repayments of securities
         available for sale                                                              1,554,613                2,559
    Proceeds from sale of foreclosed assets                                                  8,200                    -
    Maturities of securities held to maturity                                                    -              500,000
    Net increase in loans                                                               (8,189,791)          (7,017,056)
    Purchase of Federal Home Loan Bank stock                                               (45,600)              (5,000)
    Net purchase of premises and equipment                                                 (31,538)          (1,145,376)
                                                                                           -------           ----------


                  Net cash used in investing activities                                (11,572,798)          (9,496,948)
                                                                                       -----------           ----------


Cash flows from financing activities:
    Net increase in deposits                                                            10,920,076            6,541,274
    Net (decrease) increase in federal funds purchased                                    (245,000)             245,000
    Advance from Federal Home Loan Bank                                                  1,200,000                    -
    Net proceeds from issuance of common stock                                              18,900               11,754
                                                                                            ------               ------


                  Net cash provided by financing activities                             11,893,976            6,798,028
                                                                                        ----------            ---------


Net increase (decrease) in cash and cash equivalents                                       310,966           (2,658,049)

Cash and cash equivalents at beginning of year                                             599,621            3,257,670
                                                                                           -------            ---------


Cash and cash equivalents at end of year                                              $    910,587              599,621
                                                                                      ============              =======


Supplemental disclosures of cash flow information: Cash paid during the year for:
         Interest                                                                     $    847,785              311,391
                                                                                      ============              =======


         Income taxes                                                                 $          -                    -
                                                                                      ============              =======

    Noncash transactions:
         Accumulated other comprehensive income,  change in
              unrealized gain on securities available for sale,
              net of tax                                                              $        (33)              51,857
                                                                                      ============              =======
         Transfer of loans to foreclosed assets                                       $    239,403                    -
                                                                                      ============              =======

         Transfer of security from held to maturity to available for sale
              upon adoption of FAS 133                                                $          -              500,000
                                                                                      ============              =======

See Accompanying Notes to Consolidated Financial Statements.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

           At December 31, 2001 and 2000 and for the Years Then Ended


(1)  Summary of Significant Accounting Policies
     General. PSB BancGroup, Inc. ("PSB") was incorporated on June 30, 1997. PSB owns 100% of the outstanding common stock of Peoples State Bank (the "Bank") (collectively the "Company"). PSB was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a (Florida) state-chartered commercial bank and its deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to businesses and individuals through its banking office located in Lake City, Florida.

     Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of PSB and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     Use of  Estimates.   In  preparing  consolidated  financial  statements  in
         conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

     Cashand Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks and federal funds sold, all of which mature within ninety days.

     Securities.  Securities  may be  classified  as  either  trading,  held  to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in other comprehensive income (loss). Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

     Loans. Loans management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Loan  origination  fees   and  certain  direct  origination  costs  are
         capitalized and recognized as an adjustment of the yield of the related loan.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued

     Loans, Continued. The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures.

     Foreclosed Assets. Assets acquired through, or in lieu of, foreclosure, are initially recorded at the lower of fair value or the loan balance plus acquisition costs at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

     Premises and Equipment. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful life of each type of asset.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued
     Transfer of Financial Assets. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

     Income Taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

     StockCompensation Plan.  Statement of Financial Accounting Standards (SFAS)
         No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied.

     Off-Balance-Sheet  Instruments.  In the  ordinary  course of  business  the
         Company has entered into off-balance-sheet financial instruments consisting of unused lines of credit, standby letters of credit and construction loans in process. Such financial instruments are recorded in the financial statements when they are funded.

     Fair Values  of  Financial Instruments.  The  fair  value  of  a  financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

                                                                     (continued)

     Fair Values of Financial Instruments, Continued. Cash and Cash Equivalents.
         The carrying amounts of cash and cash equivalents approximate their fair value.

               Securities. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

               Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

               Accrued Interest Receivable. Book value approximates fair value.

               Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

               Other Borrowings. Fair value for the advance from the Federal Home Loan Bank is estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of Federal funds purchased approximate their fair values.

               Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Comprehensive  Income.   Accounting   principles   generally  require  that
         recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss). The components of other comprehensive income (loss) were unrealized holding gains and losses on securities available for sale.

     LossPer  Share.  Basic  loss per  share  is  computed  on the  basis of the weighted-average number of common shares outstanding during the periods. Outstanding stock options are not dilutive due to the net losses incurred by the Company.

     Advertising. The Company expenses all media advertising as incurred.

     Reclassification. Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(2)  Securities Available for Sale
      All securities have been  classified as available for sale by  management.
         The carrying amount of securities and their approximate fair values are as follows:


                                                           Amortized         Unrealized        Unrealized          Fair
                                                             Cost              Gains             Losses            Value
                                                             ----              -----             ------            -----

         At December 31, 2001:
              U.S. Government
                  Agency securities                      $   5,173,283          110,259           (36,094)         5,247,448
              Mortgage-backed security                         280,278           14,473            -                 294,751
              Collateralized mortgage
                  obligations                                1,214,369           -                (35,021)         1,179,348
              U.S. treasury securities                         499,405           11,375            -                 510,780
                                                               -------           ------                              -------

                                                         $   7,167,335          136,107           (71,115)         7,232,327
                                                         =============          =======           =======          =========



         At December 31, 2000:
              U.S. Government
                  Agency securities                          3,501,065           65,772            (1,170)         3,565,667
              Mortgage-backed security                         330,289              444                 -            330,733
                                                               -------              ---                              -------

                                                         $   3,831,354           66,216            (1,170)         3,896,400
                                                           ===========           ======            ======          =========

There were no sales of securities in 2001 or 2000.

At December 31, 2001 and 2000, a U.S. Government Agency security with a carrying value of $1,022,700 and $498,830, respectively, were pledged to secure public deposits.

The scheduled maturities of securities available for sale at December 31, 2001 are as follows:

                                                    Amortized           Fair
                                                       Cost            Value
                                                       ----            -----

Due in less than one year                          $ 1,491,825       1,512,400
Due from one to five years                            4,180,863      4,245,828
Mortgage-backed security                                280,278        294,751
Collateralized mortgage obligations                   1,214,369      1,179,348
                                                      ---------      ---------

                                                   $ 7,167,335       7,232,327
                                                   ===========       =========


The Company adopted FAS 133 "Accounting  for Derivative  Investments and Hedging
     Activities" effective October 1, 2000. As allowed by this standard, the Company reclassified all securities held to maturity with a book value of $500,000 and a market value of $494,562 to available for sale on October 1, 2000.

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(3) Loans
    The components of loans are as follows:
                                                  At December 31,
                                                 ----------------
                                              2001              2000
                                              ----              ----

     Commercial                           $ 3,721,125         2,646,297
     Commercial real estate                 4,974,267         3,506,608
     Residential real estate                3,625,151         2,809,828
     Construction                           4,027,812           542,863
     Consumer and other                     2,853,400         1,815,681
                                          -----------       -----------

                                           19,201,755        11,321,277

Deduct:
    Allowance for loan losses                (230,106)         (139,224)
    Net deferred loan fees                    (47,269)          (28,394)

Loans, net                                $18,924,380        11,153,659
                                          ===========        ==========


An analysis of the change in the allowance for loan losses follows:

                                                    Years Ended
                                                    December 31,
                                                    ------------
                                              2001                2000
                                              ----                ----

     Beginning balance                    $   139,224            42,382
     Provision for loan losses                160,793           100,818
     Charge-offs, net                         (69,911)           (3,976)
                                              -------            ------

     Ending balance                       $   230,106           139,224
                                          ===========           =======


The Company performs a monthly loan loss analysis to identify impaired loans. No loans were identified as impaired at December 31, 2001 and 2000 or during the year ended December 31, 2000.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(3)  Loans, Continued
     The average net investment in collateral-dependent impaired loans and interest income recognized and received on impaired loans for the year ended December 31, 2001 were as follows:


           Average investment in impaired loans                    $   273,300
                                                                      ========

           Interest income recognized on impaired loans            $     4,292
                                                                      ========
           Interest income received on impaired loans              $     4,292
                                                                      ========

(4)  Premises and Equipment
     A summary of premises and equipment follows:

                                                         At December 31,
                                                         ---------------
                                                       2001             2000
                                                       ----             ----

           Land                                   $   176,744          176,744
           Building and improvements                1,219,663        1,245,317
           Furniture and equipment                    133,439          101,901
                                                      -------          -------


               Total, at cost                       1,529,846        1,523,962

               Less accumulated depreciation          (96,573)         (66,267)
                                                      -------          -------


               Premises and equipment, net        $ 1,433,273        1,457,695
                                                  ===========        =========

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(5)  Deposits

     The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $5.3 million and $2.2 million at December 31, 2001 and 2000, respectively.

     A schedule of maturities of time deposits at December 31, 2001 follows:

              Year Ending
              December 31,                                 Amount
              ------------                                 ------

                  2002                                 $ 15,258,607
                  2003                                    1,304,177
                  2004                                      120,240
                  2005                                      316,000
                  2006                                      115,000
                                                         ----------

                                                       $ 17,114,024
                                                       ============

(6) Federal Home Loan Bank Advance
    The Federal Home Loan Bank ("FHLB") advance at December 31, 2001 is as follows:

              Maturing During
              the Year Ending            Interest
              December 31,                 Rate                   Amount

                  2011                     4.26%                $ 1,200,000
                                                                  =========

     At December  31,   2001,   this  FHLB   advance  was   collateralized   by
         approximately $1.7 million in qualifying residential mortgage loans.

(7) Credit Risk
     The Company grants the majority of its loans to borrowers throughout the Lake City, Florida area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Lake City, Florida.

(8) Commitment and Contingencies
     In the ordinary course of business the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

(9) Financial Instruments
     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, standby letters of credit and construction loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(9)  Financial Instruments, Continued
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                    At December 31,
                                                                                    ---------------
                                                                                  2001                               2000
                                                                      ----------------------------       ---------------------------
                                                                         Carrying         Fair              Carrying        Fair
                                                                           Amount         Value               Amount        Value
                                                                           ------         -----               ------        -----
         Financial assets:
              Cash and cash equivalents                                 $      911            911                 600           600
              Securities available for sale                                  7,232          7,232               3,896         3,896
              Loans, net                                                    18,924         19,089              11,154        11,079
              Accrued interest receivable                                      159            159                 149           149
              Federal Home Loan Bank stock                                      60             60                  14            14

         Financial liabilities:
              Deposit liabilities                                           24,022         24,227              13,102        13,212
              Advance from Federal Home Loan Bank                            1,200          1,164                   -             -
              Federal funds purchased                                            -              -                 245           245


     A summary of the amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 2001 follows (in thousands):

           Unused lines of credit                       $ 2,116
                                                         ======

           Standby letters of credit                    $     5
                                                         ======

           Construction loans in process                $ 1,157
                                                         ======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(10) Income Taxes
     The income tax benefit consisted of the following:

                                                                                           Years Ended December 31,
                                                                                         2001                    2000
                                                                                         ----                    ----
              Deferred:
                  Federal                                                               $ (86,200)            (144,300)
                  State                                                                   (14,800)             (24,700)
                                                                                          -------              -------

                           Total deferred benefit                                       $(101,000)            (169,000)
                                                                                          =======              =======


     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                                           Years Ended December 31,
                                                                                           ------------------------

                                                                                      2001                           2000
                                                                                      ----                           ----
                                                                                      % of                           % of
                                                                                     Pretax                         Pretax
                                                                              Amount          Loss         Amount          Loss
                                                                              ------          ----         ------          ----

              Income tax benefit at statutory rate                         $   (89,608)      (34.0)%    $  (150,317)      (34.0)%
              Increase resulting from:
                  State taxes, net of Federal tax benefit                       (9,768)       (3.7)         (16,032)       (3.6)
                  Other                                                         (1,624)        (.6)          (2,651)        (.6)
                                                                                ------         ---           ------         ---


                                                                           $  (101,000)      (38.3)%    $  (169,000)      (38.2)%
                                                                           ===========       =====      ===========       =====


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                                                              At December 31,
                                                                                              ---------------
                                                                                           2001           2000
                                                                                           ----           ----
              Deferred tax assets:
                  Net operating loss carryforwards                                       $  366,029         273,379
                  Organizational and preopening costs                                        74,539         107,667
                  Allowance for loan losses                                                  33,375          23,353
                  Accrual to cash adjustment                                                 33,772           4,841
                                                                                                  -
                  Other                                                                      13,600           6,822
                                                                                            -------       ---------

                           Deferred tax assets                                              521,315         416,062
                                                                                            -------         -------

              Deferred tax liabilities:
                  Unrealized gain on securities available for sale                           24,456          24,477
                                                                                                                  -
                  Accumulated depreciation                                                    8,030           3,777
                                                                                              -----           -----


                           Deferred tax liabilities                                          32,486          28,254
                                                                                             ------          ------


                           Net deferred tax asset                                        $  488,829         387,808
                                                                                            =======         =======


                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(10)  Income Taxes, Continued
      At December 31, 2001, the Company has approximately the following net operating loss carryforwards available to offset future taxable income:

              Expiration
              ----------
                2012                              $   2,600
                2018                                  9,400
                2019                                334,500
                2020                                380,700
                2021                                245,500
                                                    -------

                                                  $ 972,700
                                                  =========

(11)  Related Party Transactions
      The Company has entered into transactions with officers, directors, principal stockholders and their affiliates in the ordinary course of business. Loans to such related parties amounted to approximately $1,421,000 and $869,000 at December 31, 2001 and 2000, respectively.
         During the year ended December 31, 2001, total principal additions were approximately $890,000 and total principal payments were approximately $338,000. Deposits from such related parties at December 31, 2001 and 2000 were approximately $1,968,000 and $768,000, respectively.

(12)  Stock Option Plan
      The Company  has an employee  stock option  plan and has  reserved  51,347 shares of common stock for the plan. The exercise price of the stock options is the greater of $9 or the fair market value of the common stock on the date of grant. In 2000, the Company granted 10,000 options of which 40% vested immediately and the remainder vests 20% a year over a three year period. The options must be exercised within 8 years from the date of grant.

      A summary of stock option transactions follows:

                                                                                   Range
                                                                                  of Per        Weighted-
                                                                                   Share         Average      Aggregate
                                                                    Number of     Option        Per Share       Option
                                                                     Shares        Price          Price          Price
                                                                     ------        -----          -----          -----


              Granted in the year ended December 31, 2000
                  and outstanding at December 31, 2001
                  and 2000                                           10,000       $ 9.00           9.00         90,000
                                                                     ======         ====           ====         ======

      The weighted-average remaining contractual life of the outstanding stock options at December 31, 2001 and 2000 was 6.4 years and 7.4 years, respectively.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(12) Stock Option Plan, Continued
     These options are exercisable as follows:

                                                Number         Weighted-Average
     Year Ending                              of Shares         Exercise Price
     -----------                              ---------         --------------

      Currently                                 6,000               $ 9.00
      2002                                      2,000                 9.00
      2003                                      2,000                 9.00
        ------

                                               10,000               $ 9.00
                                               ======                 ====

      As discussed  in Note 1,  the  Company  elected  to  continue  to  measure compensation cost for the options granted under the plan using the intrinsic value method. SFAS 123 requires pro forma fair value disclosures if the intrinsic value method is being utilized. In order to calculate the fair value of the options granted in 2000 using the minimum value method as defined in FAS 123, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be eight years and stock volatility would be zero due to the lack of an active market for the stock. For purposes of proforma disclosures, the estimated fair value is included in expense during the vesting period.

                                                                                     Years Ended December 31,
                                                                                     2001                2000
                                                                                     ----                ----

   Grant-date fair value of options issued during the year                        $       -             30,700
                                                                                  ==========           =========


   Proforma net loss                                                              $(173,544)          (292,894)
                                                                                  ==========           =========


   Proforma loss per share, basic and diluted                                     $    (.34)              (.57)
                                                                                  =========            =========


(13)  Stockholders' Equity

      Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to PSB. At December 31, 2001, the Bank has no amounts available for dividends.

      During the initial stock offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase one additional share of common stock for $9 per share during the 48 month period ending June 8, 2002. During the years ended December 31, 2001 and 2000, 2,100 and 1,306 warrants, respectively were exercised. As of December 31, 2001, 509,072 warrants remain unexercised.

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(14) Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2001,  the most recent  notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).


                                                                                                       Minimum
                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                       Minimum Capital             Prompt Corrective
                                                Actual                   Requirement               Action Provisions
                                         -------------------         -------------------          -------------------
                                         Amount          %            Amount          %            Amount          %
                                         ------       ------          ------       ------          ------       ------
     As of December 31, 2001:
         Total capital to Risk-
           Weighted assets              $ 3,349       15.23%         $ 1,760        8.00%         $ 2,199       10.00%
         Tier I Capital to Risk-
           Weighted Assets                3,119       14.18              880        4.00            1,320        6.00
         Tier I Capital
           to Average Assets              3,119       10.91            1,144        4.00            1,430        5.00

     As of December 31, 2000:
         Total capital to Risk-
           Weighted assets                3,528       27.24            1,036        8.00            1,295       10.00
         Tier I Capital to Risk-
           Weighted Assets                3,389       26.17              518        4.00              777        6.00
         Tier I Capital
           to Average Assets              3,389       20.42              664        4.00              830        5.00


                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(15) Parent Company Only Financial Information
     The Holding Company's unconsolidated financial information is as follows:

                            Condensed Balance Sheets

                                                    At December 31,
                                                    ---------------
                                                 2001             2000
                                                 ----             ----
              Assets

         Cash                                $  175,804         150,554
         Investment in subsidiary             3,635,196       3,804,132
         Other assets                            13,085          13,085
                                             -----------     -----------

              Total assets                   $ 3,824,085      3,967,771
                                             ===========     ===========

              Stockholders' Equity

         Stockholders equity                 $ 3,824,085      3,967,771
                                             ===========     ===========


                       Condensed Statements of Operations


                                                            Years Ended
                                                            December 31,
                                                            ------------
                                                        2001            2000
                                                        ----            ----

         Loss of subsidiary                          $(168,903)       (279,940)
         Other                                           6,350           6,830
                                                      ---------       ---------

              Net loss                               $(162,553)       (273,110)
                                                      =========       =========

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(15)  Parent Company Only Financial Information, Continued

                       Condensed Statements of Cash Flows

                                                                                                Years Ended
                                                                                                 December 31,
                                                                                            --------------------
                                                                                            2001            2000
                                                                                            ----            ----

              Cash flows from operating activities:
                  Net loss                                                                $(162,553)       (273,110)
                  Adjustments to reconcile net loss to net cash
                    provided by operating activities:
                      Equity in undistributed loss of subsidiary                            168,903         279,940
                      Net decrease in other assets                                                -          96,715
                                                                                                ---          ------


                      Net cash provided by operating activities                               6,350         103,545
                                                                                              -----         -------


              Cash flows from investing activities-
                  Net investment in subsidiary                                                    -         (96,715)
                                                                                                ---          ------


              Cash flows from financing activities-
                  Proceeds from issuance of common stock, net                                18,900          11,754
                                                                                             ------          ------


              Net increase in cash                                                           25,250          18,584

              Cash at beginning of the year                                                 150,554         131,970
                                                                                            -------         -------


              Cash at end of year                                                        $  175,804         150,554
                                                                                         ==========         =======


              Noncash transaction - change in investment in subsidiary
                  due to change in accumulated other comprehensive
                  income, net of tax                                                     $      (33)         51,857
                                                                                         ==========          ======

                                                                     (continued)

                       PSB BANCGROUP, INC. AND SUBSIDIARY

(16)  Selected Quarterly Results (Unaudited)

      The following table presents summarized quarterly data (in thousands, except per share amounts):

                                                          First      Second        Third         Fourth
                                                         Quarter     Quarter      Quarter        Quarter      Total
                                                         -------     -------      -------        -------      -----
         Year Ended December 31, 2001:
         Interest income                                  $ 356         389          427            468       1,640
         Interest expense                                   206         230          243            244         923
                                                            ---         ---          ---            ---       -----

              Net interest income                           150         159          184            224         717

         Provision for loan losses                           65          76           17              3         161
                                                            ---        ----         ----          -----       -----

              Net interest income after
              provision for loan losses                      85          83          167            221         556
                                                            ---         ---          ---            ---       -----

         Noninterest income                                  31          37           44             53         165
         Noninterest expenses                               236         256          242            251         985
                                                            ---         ---          ---            ---       -----

         Loss before income tax (benefit) provision        (120)       (136)         (31)            23        (264)

         Income tax (benefit) provision                     (46)        (53)         (11)             9        (101)
                                                            ---        ----          ---           ----       -----

         Net (loss) earnings                              $ (74)        (83)         (20)            14        (163)
                                                            ===        ====          ===            ===       =====

         Basic and diluted (loss) earnings per
              common share                                $(.14)       (.16)        (.04)           .03        (.31)
                                                            ===         ===          ===            ===       =====

         Year Ended December 31, 2000:
         Interest income                                  $ 187         219          259            325         990
         Interest expense                                    74          97          132            167         470
                                                            ---         ---          ---            ---         ---

              Net interest income                           113         122          127            158         520

         Provision for loan losses                           13          35           27             26         101
                                                            ---         ---          ---            ---         ---

              Net interest income after
              provision for loan losses                     100          87          100            132         419
                                                            ---        ----          ---            ---         ---

         Noninterest income                                  17          19           23             16          75
         Noninterest expenses                               273         231          185            247         936
                                                            ---         ---          ---            ---         ---

         Loss before income tax benefit                    (156)       (125)         (62)           (99)       (442)

         Income tax benefit                                 (60)        (49)         (21)           (39)       (169)
                                                            ---         ---          ---            ---         ---

         Net loss                                         $ (96)        (76)         (41)           (60)       (273)
                                                            ===         ===          ===            ===         ===

         Basic and diluted loss per common
              share                                      $ (.19)       (.15)        (.08)          (.11)       (.53)
                                                           ====        ====         ====           ====        ====